                                                                     Exhibit A.5

New Release                                                              Wilmar
For Immediate Release:
================================================================================
CONTACT:  Drew Sawyer                        William Sanford
          Ernest K. Jacquet                  Wilmar Industries, Inc.
          Parthenon Capital                  303 Harper Drive
          200 State Street                   Moorestown, NJ 08057
          Boston, MA 02110                   856-533-3115
          617-478-7000

                    INVESTOR GROUP LED BY PARTHENON CAPITAL
                    AND MANAGEMENT COMPLETE ACQUISITION OF
                               WILMAR INDUSTRIES

Moorestown, N.J. -- May 16, 2000 -- Wilmar Industries, Inc. (NASDAQ:WLMR), announced today the completion of its previously announced merger and recapitalization. In the merger, which was approved by Wilmar's stockholders on Monday, May 15, 2000, each share of Wilmar common stock was converted into the right to receive $18.25 in cash. As a result of the transaction, Wilmar is owned by a group of investors including Parthenon Capital, Chase Capital Partners, a pension plan advised by General Motors Investment Management Corporation, Sterling Investment Partners, BancBoston Capital and Svoboda, Collins L.L.C., as well as by Wilmar's Chairman, William S. Green, and other members of management. FleetBoston Financial provided senior and subordinated debt and Allied Capital provided subordinated debt for the transaction.

Wilmar Industries, based in Moorestown, New Jersey, has 27 distribution centers across the United States and Canada, and provides same-day delivery of MRO supplies to the multi-family housing industry, as well as government, healthcare and hospitality segments. The company will continue to be led by Chairman and Chief Executive Officer William Green and President Michael Grebe. Mr. Green said, "We look forward to working with our value-added partners to continue to build Wilmar as a private, independent entity." Wilmar employs 1,350 and had revenues of approximately $229 million in 1999. William Sanford, Chief Financial Officer, remarked, "The partners and principals of Parthenon Capital, together with our other equity investors, have operating and strategy consulting backgrounds and we are pleased that this expertise will be available to Wilmar in the future."

Parthenon Capital is a Boston-based $350 million private equity firm which assists middle-market companies to attain their Full Potential(TM) by assisting managers to grow revenues and improve profitability. Ernest Jacquet, Managing Partner, said, "With the completion of the Wilmar transaction, Parthenon Capital will have partnered with eleven management teams since Parthenon Investors L.P. began investing in January 1999. We are pleased the consulting model has met with so much enthusiasm from middle market business owners and management teams."

Chase Capital Partners (CCP) is a global private equity partnership with approximately $15 billion under management. CCP has been a leading provider of private equity capital since its inception in 1984 and is a diversified investor with significant interests in most major industries. CCP's primary limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States.

Sterling Investment Partners of Westport, Connecticut is a private equity fund established to provide growth capital for middle-market companies.

--------------------------------------------------------------------------------
Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Reform Act of 1995. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements are discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.
--------------------------------------------------------------------------------